Tompkins Financial Corporation 8-K/A

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 28, 2012 with respect to the consolidated balance sheet of VIST Financial Corp. and subsidiaries as of December 31, 2011 and the related consolidated statement of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the year ended December 31, 2011 and internal control over financial reporting included in the Annual Report on Form 10-K of VIST Financial Corp. for the year ended December 31, 2011, which is incorporated by reference in the Current Report on Form 8-K/A of Tompkins Financial Corporation dated August 9, 2012. We hereby consent to the incorporation by reference of said reports in the Current Report on Form 8-K/A of Tompkins Financial Corporation.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
August 9, 2012